Exhibit 99.1

NEWS RELEASE
            Contact:
Sheila G. Spagnolo
Vice President-Tax & Investor Relations
Phone (610) 251-1000                                                    sspagnolo@triumphgroup.com

TRIUMPH GROUP ANNOUNCES
JEFFREY L. McRAE ELECTED SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER

BERWYN, PA - February 12, 2014 - Triumph Group, Inc. (NYSE:TGI) today announced that Jeffrey L. McRae had been elected Senior Vice President and Chief Financial Officer in accordance with a previously announced transition. He succeeds M. David Kornblatt, who has assumed new duties with the company as Director of Corporate Development.

As previously noted, Mr. McRae was chosen to succeed Mr. Kornblatt after a nationwide search. Most recently, Mr. McRae was named President of Triumph Aerostructures - Vought Aircraft Division in October, 2013, having previously served as President of Triumph Aerostructures - Vought Integrated Programs Division and Chief Financial Officer for Triumph Aerostructures - Vought Aircraft Division, a position he had assumed upon the completion of Triumph’s acquisition of Vought Aircraft Industries, Inc. in June 2010. Prior to the acquisition, Mr. McRae had served as Vought’s Vice President of Business Operations. Prior to joining Vought, Mr. McRae spent 20 years with BAE Systems (formerly United Defense) and its legacy companies, most recently as interim President and General Manager for the Armament Systems Division (ASD). During his career, he held a series of financial management positions, including Director of Finance for ASD, Chief Financial Officer for joint ventures in Turkey and Saudi Arabia, Director of a payroll and benefits shared services center, and Plant Controller for a production facility. Mr. McRae earned his bachelor’s degree in accounting from Michigan State University and began his career with KPMG in Lansing, Michigan.

Mr. Frisby continued, “We are pleased to have Jeff McRae aboard as our Chief Financial Officer. The search we conducted demonstrated that Jeff was the best candidate available for the position, and we expect his knowledge of our business developed over the three and a half years that have passed since we acquired Vought will provide us with a significant additional advantage and allow us to move quickly to tackle the challenges and opportunities of a growing business.”

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.